EXHIBIT 4.04

                            PATENT SECURITY AGREEMENT

      WHEREAS, TIDEL ENGINEERING, INC., a Delaware corporation ("GRANTOR"), owns the patents, patent registrations, and patent applications listed on SCHEDULE 1 annexed hereto, and is a party to, or has been assigned the rights by the party to, the patent licenses listed on SCHEDULE 1 annexed hereto; and

      WHEREAS, Grantor and Texas Commerce Bank National Association, a national banking association ("GRANTEE"), are parties to that certain Credit Agreement dated as of the date hereof (as heretofore or hereafter amended, modified and in effect from time to time, the "LOAN AGREEMENT"), providing for extensions of credit to be made by Grantee to Grantor; and

      WHEREAS, pursuant to the terms of the Security Agreement (as defined in the Loan Agreement), Grantor has granted to Grantee a security interest in all of the assets of Grantor including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired patents and patent applications, and all products and proceeds thereof, to secure the payment of all amounts owing by Grantor under the Loan Agreement including, without limitation, all the Obligations (as defined in the Loan Agreement);

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to Grantee a continuing security interest in all of Grantor's right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the "PATENT COLLATERAL"), whether presently existing or hereafter created or acquired:

            (1) each patent, patent registration and patent application, including, without limitation, the patents, patent registrations (together with any reissues, continuations or extensions thereof) and patent applications referred to in SCHEDULE 1 annexed hereto;

            (2) each patent license, including, without limitation, each patent license listed on SCHEDULE 1 annexed hereto; and

            (3) all products and proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any patent or patent registration including, without limitation, the patents and patent registrations referred to in SCHEDULE 1 annexed hereto, the patent registrations issued with respect to the patent applications referred in SCHEDULE 1 and the patents licensed under any patent license.

This security interest is granted in conjunction with the security interests granted to Grantee pursuant to the Loan Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Grantee with respect to the security interest in the Patent Collateral made and granted hereby are more
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fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

      IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be duly executed by its duly authorized officer thereunto as of the 12th day of June, 1997.

                                       GRANTOR:

                                       TIDEL ENGINEERING, INC.,
                                       a Delaware corporation

                                       By:  /S/ MARK K. LEVENICK
                                       Name:  Mark K. Levenick
                                       Title: President

Acknowledged, agreed and accepted
as of the date hereof:

GRANTEE:

TEXAS COMMERCE BANK NATIONAL ASSOCIATION

By:  /S/ JEFFREY A. STERN
Name:  Jeffrey A. Stern
Title:  Vice President

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